Exhibit 4.4

MATERION CORPORATION
2006 NON-EMPLOYEE DIRECTOR EQUITY PLAN
(AS AMENDED AND RESTATED AS OF MAY 7, 2014)
1.Purpose. The purpose of this 2006 Non-employee Director Equity Plan (As Amended and Restated as of May 7, 2014) (this “Director Plan”) is to provide ownership in the Common Shares of Materion Corporation, an Ohio corporation (the “Company”), to members of the Company’s Board of Directors (the “Board”) who are not Company employees in order to align their interests more closely with the interests of the Company’s other shareholders and to provide financial incentives and rewards that will help attract and retain the most qualified non-employee directors.
2.Administration.

(a)
This Director Plan will be administered by the Committee, which will have full power and authority, subject to the provisions of this Director Plan to supervise administration and to interpret the provisions of this Director Plan, including any action to correct defects and supply omissions and correct administrative errors, and to authorize and supervise any grant of any Award, any issuance or payment of Common Shares and any crediting or payment of Deferred Stock Units (as defined in Section 6 below). No Participant (as defined in Section 3 below) in this Director Plan will participate in the making of any decision with respect to any question relating to grants made or Common Shares issued under this Director Plan to that Participant only.

(b)
The interpretation and construction by the Committee of any provision of this Director Plan or any Evidence of Award, and any determination by the Committee pursuant to any provision of this Director Plan or any Evidence of Award, shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith. For purposes of this Director Plan, “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of the award granted under this Director Plan, and an Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(c)
The Committee may suspend the right to exercise Stock Options or SARs during any blackout period that is necessary or desirable to comply with the requirements of applicable laws and/or to extend the Award exercise period in a manner consistent with applicable law.

3.
Eligibility. Each member of the Board who is not an employee of the Company will be eligible to receive Awards and Common Shares in accordance with this Director Plan (each, a “Participant”), provided that Common Shares remain available for issuance hereunder in accordance with Section 4.

4.	Shares Available Under this Director Plan.

(a)	Maximum Shares Available Under Director Plan.

(i)
Subject to adjustment as provided in Section 11 of this Director Plan, the number of Common Shares that may be issued or transferred or credited to accounts pursuant to Section 6 of this Director Plan will not exceed in the aggregate 375,000 Common Shares (150,000 of which were approved by shareholders of the Company in 2006, 150,000 of which were approved by shareholders of the Company in 2011 and 75,000 of which will be added upon approval by shareholders of the Company in 2014), plus any Common Shares relating to Awards that expire or are forfeited, canceled or settled in cash under this Director Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
Common Shares covered by an Award granted under this Director Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Common Shares available under this Director Plan as of a given date shall not be reduced by any Common Shares relating to prior Awards that have expired or have been forfeited or canceled. Upon payment in cash of the benefit provided by any Award granted under this Director Plan, any Common Shares that are covered by that Award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if Common Shares are tendered or otherwise used in payment of the exercise price of a stock option, the total number of Common Shares covered by the stock option being exercised shall count against the aggregate Director Plan limit described above; (B) the number of Common Shares that are repurchased by the Company with stock option proceeds shall not increase the aggregate Director Plan limit described above; and (C) the number of Common Shares covered by a stock appreciation right (“SAR”), to the extent that it is exercised and settled in Common Shares, and whether or not the Common Shares are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to this Director Plan. Individual Participant Limit. Notwithstanding anything in this Section 4, or elsewhere in this Director Plan to the contrary, and subject to adjustment as provided in Section 11 of this Director Plan, in no event will any Participant receive in any calendar year Common Share-based awards under this Director Plan for, in the aggregate, more than 20,000 Common Shares.

5.
Compensation in General. The amount of the director retainer fee, any director fees that may be payable for attendance at meetings of the Board and/or committees thereof and any other compensation paid to the directors for services as a director (“Director Compensation”) will be determined from time to time in accordance with the Company’s Code of Regulations and applicable law.

6.	Equity Awards.

(a)
The Committee may grant to Participants under this Director Plan the following types of awards (each, an “Award”): stock options; SARs; restricted stock; restricted stock units; other stock awards and deferred stock units, as described herein.

(b)
Each Award granted under this Director Plan will be subject to such terms and conditions as shall be established by the Committee, and the Committee will determine the number of Common Shares underlying each Award. Notwithstanding the foregoing:

(i)
Stock Options. The exercise price of each option will be determined by the Committee but (subject to Section 17 of this Director Plan) will not be less than 100% of the Fair Market Value of a Common Share on the date the option is granted. Each option will expire and will be exercisable at such time and subject to such terms and conditions as the Committee shall determine, provided that no option will be exercisable later than the seventh anniversary of its grant. Stock options granted under this Director Plan may not provide for any dividends or dividend equivalents thereon.

(ii)
SARs. SARs may be granted in tandem with a stock option granted under this Director Plan or on a free-standing basis. The grant price of tandem SARs will be equal to the exercise price of the related option and the grant price of freestanding SARs will (subject to Section 17 of this Director Plan) be at least equal to 100% of the Fair Market Value of a Common Share on the date of its grant. SARs may be exercised upon such terms and conditions and for such term as the Committee in its sole discretion determines, provided that the term will not exceed the option term in the case of tandem SARs or seven years in the case of free-standing SARs. Payment for SARs may be made in cash or Common Shares, as determined by the Committee. SARs granted under this Director Plan may not provide for any dividends or dividend equivalents thereon.

(iii)
Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units may be subject to such restrictions and conditions as the Committee determines and all restrictions will expire at such times as the Committee shall specify.

(iv)
Stock Awards. The Committee may award to Participants, on a quarterly or other basis, a specified number of Common Shares or a number of Common Shares equal to a dollar value as determined by the Committee from time to time.

(v)
Deferred Stock Units. Each Participant may make an annual election to have restricted stock units or other stock awards under this Director Plan paid in the form of deferred stock units (“Deferred Stock Units”) upon vesting or payment of such Award, which Deferred Stock Units will be credited to a book-keeping account (which may be further divided into subaccounts) in the name of the Participant in accordance with this Director Plan.

(c)
Unless otherwise determined by the Committee, on the business day following the day a Participant is first elected or appointed to the Board, such Participant shall automatically be granted an Award of a number of Common Shares equal to $100,000 divided by the Fair Market Value of a Common Share on the day the Participant is first elected or appointed to the Board which Award shall be unrestricted except as may otherwise be required by law; provided, however, that this Award of Common Shares will be prorated by multiplying such number of Common Shares by a fraction (in no case greater than 1) (i) the numerator of which is one plus the number of full quarters remaining in the calendar year in which such election or appointment occurs after the date such election or appointment occurs, and (ii) the denominator of which is 4.

7.	Further Elections.

(a)	Any Participant may elect to have all or any portion of the cash portion of his or her Director

Compensation paid in Common Shares and may further make an annual election to have all or any portion of any Director Compensation that the Participant has elected to receive in Common Shares and any Awards granted as Director Compensation paid in the form of Deferred Stock Units, which will be credited to the Participant’s account. For the portion of a Participant’s cash Director Compensation that he or she elects to receive in Common Shares, the number of Common Shares to be issued will equal the cash amount that would have been paid divided by the Fair Market Value of a Common Share on the first business day immediately preceding the date on which such cash amount would have been paid. Awards that are deferred pursuant to this Section 7(a) will be credited to the Deferred Stock Units account on a one for one basis.

(b)
An election pursuant to Sections 6(b)(v) and/or 7(a) must be made in writing and delivered to the Company prior to the first day of the calendar year for which the Director Compensation would be earned. Notwithstanding the preceding sentence, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to elect to defer Director Compensation earned during the first calendar year in which a new director becomes eligible to participate in this Director Plan, the new director must make an election pursuant to Sections 6(b)(v) and/or 7(a) within 30 days after becoming eligible to participate in this Director Plan and such election shall be effective only with regard to Director Compensation earned subsequent to the filing of the election. All elections to defer Director Compensation under the 2005 Deferred Compensation Plan for Non-employee Directors (the “2005 Director Plan”) that were made in 2005 prior to the start of the 2006 calendar year shall be treated as elections to defer Director Compensation under this Director Plan for the 2006 calendar year.

(c)
If a director does not file an election form by the specified date, he or she will receive any Director Compensation for the year that is payable in Common Shares on a current basis and will be deemed to have elected to receive the remainder of the Director Compensation in cash.

8.	Deferral.

(a)
If a Participant elects to receive Deferred Stock Units, there will be credited to the Participant’s account as of the day such Director Compensation would have been paid, the number of Deferred Stock Units which is equal to the number of Common Shares that would otherwise have been delivered to the Participant pursuant to Section 6 and/or Section 7(a) on such date. The Deferred Stock Units credited to the Participant’s account (plus any additional shares credited pursuant to Section 8(c) below) will represent the number of Common Shares that the Company will issue to the Participant at the end of the deferral period. Unless otherwise provided herein or pursuant to the terms of any Award hereunder, all Deferred Stock Units awarded under this Director Plan will vest 100% upon the award of such Deferred Stock Units. Notwithstanding the foregoing, in no event shall any amount be transferred to a trust maintained in connection with the Director Plan if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.

(b)
The Deferred Stock Units will be subject to a deferral period beginning on the date of crediting to the Participant’s account and ending upon the earlier of (i) the date of the Participant’s Termination of Service as a director or (ii) a date specified by the Participant. The period of deferral will be for a minimum period of one year, except in the case where the Participant elects a deferral period determined by reference to his or her Termination of Service as a director. The Participant may elect payment in a lump sum or payment in equal installments over five or ten years. Elections with respect to the time and method (i.e., lump sum or installments) of payment must be made at the same time as the Participant’s election to defer as described in Section 7(b). If the Participant does not specify a time for payment, the Participant will receive payment upon Termination of Service as a director and if no method of payment is specified by the Participant, he or she will receive payment in a lump sum. A Participant may change the time and method of payment he or she previously elected (or was deemed to elect) if all of the following requirements are met: (x) such subsequent payment election may not take effect until at least twelve months after the date on which the subsequent payment election is made; (y) in the case of a subsequent payment election related to a payment not being made as a result of death or an Unforeseeable Emergency, the payment date shall in all cases be deferred for a period of not less than five years from the date such payment would otherwise have been made (or in the case of installment payments, which are treated as a single payment for purposes of this Section 8(b), five years from the date the first installment payment was scheduled to be paid); and (z) any subsequent payment election related to a distribution that is to be made at a specified time or pursuant to a fixed schedule must be made not less than twelve months prior to the date the payment was scheduled to be made under the original payment election (or, in the case of installment payments, which are treated as a single payment for purposes of this Section 8(b), twelve months prior to the date the first installment payment was scheduled to be paid). During the deferral period, the Participant will have no right to transfer any rights under his or her Deferred Stock Units and will have no other rights of ownership therein.

(c)
Each Participant will be credited with dividend equivalents in an amount equal to the amount of any cash dividends declared and paid by the Company on the Common Shares underlying the Deferred Stock Units in the Participant’s account during the deferral period. Such dividend equivalents, which shall likewise be credited with dividend equivalents, shall be deferred until the end of the deferral period for the Deferred Stock Units with respect to which the dividend equivalents were credited and shall be paid out in Common Shares.

(d)
Notwithstanding the foregoing provisions, (i) if, upon the applicable distribution date the total value of the account balance(s) held by a Participant under this Director Plan, the 2005 Director Plan, and any other agreements, methods, programs, plans or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single non-qualified deferred compensation plan with the account balances under the Director Plan and the 2005 Director Plan under Treasury Reg. § 1.409A-1(c)(2) (the “Aggregate Account Balance”) does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, the amount of the Participant’s Aggregate Account Balance will be immediately paid to the Participant in a lump-sum payment of cash or Common Shares, as applicable, (ii) if a Change in Control (as defined in Section 9(d) below) of the Company occurs, the amount of each Participant’s account will immediately be paid to the Participant in a lump-sum payment, and (iii) in the event of an Unforeseeable Emergency, accelerated payment shall be made to the Participant of all or a part of the Participant’s account, but only up to the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(e)
To the extent a Participant is entitled to a lump sum payment following a Change in Control under Section 8(d) above and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of section 409A(a)(2)(A)(v) of the Code and Treasury Reg. §1.409A‑3(i)(5), or any successor provision, then notwithstanding Section 8(d), payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant (i) on the date (or dates) the Participant would otherwise be entitled to a payment (or payments) in accordance with the provisions of this Director Plan and (ii) pursuant to the method of payment (i.e., lump sum or installments) that the Participant previously elected (or was deemed to elect) in accordance with the provisions of this Director Plan.

(f)
Notwithstanding the foregoing provisions of this Section 8, if a Participant is a Key Employee at the time of his or her Termination of Service, then payment of Deferred Stock Units on account of Termination of Service shall be made (or commence to be made) on the first business day of the seventh month following such Termination of Service (or, if earlier, the date of death).

9.	Definitions, etc.

(a)
For purposes of this Director Plan, “Committee” means the Governance and Organization Committee, as constituted from time to time, which Committee shall not include any member of management of the Company.

(b)
For purposes of this Director Plan, “Common Shares” means (i) Common Shares, without par value, of the Company and (ii) any security into which Common Shares may be converted by reason of any transaction or event of the type referred to in Section 11 of this Director Plan.

(c)
“Fair Market Value” means, as of any particular date, unless otherwise determined by the Committee, the per share closing price of a Common Share on the New York Stock Exchange on the day such determination is being made (as reported in The Wall Street Journal ) or, if there was no closing price reported on such day, on the next day on which such a closing price was reported; or if the Common Shares are not listed or admitted to trading on the New York Stock Exchange on the day as of which the determination is being made, the amount determined by the Committee to be the fair market value of a Common Share on such day. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award for the applicable Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(d)	For awards and deferrals under this Director Plan granted or deferred on or after May 4, 2011, “Change in Control” of the Company, unless otherwise determined by the Committee, means:

(i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own (X) 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) without the approval of the Incumbent Board as defined in (ii) below or (Y) 35% or more of the Outstanding Voting Securities of the Company with the approval of the Incumbent Board; provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii), below), (B) any acquisition by the Company or a subsidiary of the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any Person pursuant to a transaction described in clauses (A), (B) and (C) of subsection (iii) below, or (E) any acquisition by, or other Business Combination (as defined in (iii) below) with, a person or group of which employees of the Company or any subsidiary of the Company control a greater than 25% interest (an “MBO”); provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 30% or 35%, as the case may be, as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or 35% or more, as the case may be, of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meanings of Rule 13d-3 promulgated under the Exchange Act) less than 30% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(ii)
individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) (as modified by this clause (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction (a “Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the ultimate beneficial owners of voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly (X) 30% or more, if such Business Combination is approved by the Incumbent Board or (Y) 35% or more, if such Business Combination is not approved by the Incumbent Board, of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)
approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination described in clauses (A), (B) and (C) of subsection (iii), above.

(e)
Notwithstanding anything to the contrary contained in this Director Plan, it is a condition to the issuance of Common Shares or Deferred Stock Units that the transaction be registered under applicable securities laws and no Participant will be able to receive Common Shares or Deferred Stock Units in payment of all or part of his or her Director Compensation unless and until such registration has been effected.

(f)
For purposes of this Director Plan, “Key Employee” means a “specified employee” with respect to the Company (or a controlled group member of the Company) determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code.

(g)
For purposes of this Director Plan, “Termination of Service” means a termination of service with the Company that constitutes a separation from service within the meaning of Treasury Reg. § 1.409A-1(h), or any successor provision.

(h)
For purposes of this Director Plan, “Unforeseeable Emergency” means an event that results in a severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant or his or her spouse, dependent (as defined in Section 152(a) of the Code), or beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary circumstances arising as a result of events beyond the control of the Participant.

10.
Delivery of Shares. The Company will make an uncertificated book entry or delivery of certificates representing the Common Shares which a Participant is entitled to receive 60 days following the Participant’s right to receive such Common Shares.

11.
Adjustments. In the event that, after May 2, 2006, the number of outstanding Common Shares is increased or decreased or such shares are exchanged for a different number or kind of shares or other securities by reason of a stock dividend, stock split, recapitalization, reclassification, combination of shares or other change in the capital structure of the Company or by reason of a merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing, adjustments shall be made by the Committee in the number and kind of shares or other securities that are underlying Awards and/or credited to accounts hereunder (and in the exercise price or other price of shares subject to outstanding Awards) and that may be issued under this Director Plan as it deems to be appropriate. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Director Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SARs with an exercise price or grant price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such stock option or SARs without any payment to the person holding such stock option or SAR.

12.	Termination or Amendment of this Director Plan.

(a)
The Committee may at any time and from time to time terminate, amend or suspend this Director Plan; provided, however, that the Committee may not materially alter this Director Plan without shareholder approval, including by increasing the benefits accrued to Participants under this Director Plan; increasing the number of securities which may be issued under this Director Plan; modifying the requirements for participation in this Director Plan; or by including a provision allowing the Board or the Committee to lapse or waive restrictions at its discretion. An amendment or the termination of this Director Plan will not adversely affect the right of a Participant to receive Common Shares issuable or cash payable at the effective date of the amendment or termination.

(b)
Except in connection with a corporate transaction or event described in Section 11 of this Director Plan, the terms of outstanding awards may not be amended to reduce the exercise price of an outstanding stock option or the grant price of an outstanding SAR, or cancel an outstanding stock option or outstanding SARs in exchange for cash, other awards or a stock option or SARs with an exercise price or grant price, as applicable, that is less than the exercise price of the original stock option or the grant price of the original SAR, as applicable, without shareholder approval. This Section 12(b) is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments provided for in Section 11 of this Director Plan. Notwithstanding any provision of this Director Plan to the contrary, this Section 12(b) may not be amended without approval by the Company’s shareholders.

(c)
No grant will be made under this Director Plan after May 6, 2024, ten years from the date on which such Director Plan is approved by shareholders, but all grants made on or prior to such date will continue in effect thereunder subject to the terms thereof and of this Director Plan.

13.	Transferability.

(a)
Except as provided in Section 13(c) below, no stock option or SARs or other derivative security granted under this Director Plan may be transferred by a Participant except by will or the laws of descent and distribution. Except as otherwise determined by the Committee, stock options and SARs granted under this Director Plan may not be exercised during a Participant’s lifetime except by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

(b)
The Committee may specify at the date of grant, that all or any part of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of a stock option or upon the termination of the restriction period applicable to restricted stock units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer applicable to restricted stock, shall be subject to further restrictions upon transfer.

(c)
The Committee may determine that stock options and SARs may be transferable by a Participant, without payment of consideration therefore by the transferee, only to any one or more members of the Participant’s immediate family; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Committee and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant. For the purposes of this Section 13(c), the term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. In no event shall any Award granted under this Director Plan be transferred for value.

14.	Miscellaneous.

(a)
The Company shall not be required to issue any fractional Common Shares pursuant to this Director Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)	The adoption and maintenance of this Director Plan will not be deemed to be a contract between the Company and the Participant to retain his or her position as a director of the Company.

15.	Compliance with Section 409A of the Code.

(a)
To the extent applicable, it is intended that this Director Plan and any Awards made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Director Plan and any Awards made hereunder shall be administered in a manner consistent with this intent. Any reference in this Director Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. For purposes of this Director Plan, the phrase “permitted by Section 409A of the Code,” or words of similar import, shall mean that in the event of circumstances that may occur or exist only if permitted by Section 409A of the Code would not cause an amount deferred or payable under this Director Plan to be includable in the gross income of a Participant (or his or her beneficiary) under Section 409A(a)(1) of the Code.

(b)
Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Director Plan and Awards hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its subsidiaries.

(c)
Notwithstanding any provision of this Director Plan and Awards hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Director Plan and Awards hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Director Plan and Awards hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

16.
Effective Date of this Director Plan. The Company’s 2006 Non-employee Director Equity Plan was originally effective immediately on May 2, 2006, the date of its approval by the shareholders of the Company; the Company’s 2006 Non-employee Director Equity Plan (As Amended and Restated as of May 4, 2011) was effective on May 4, 2011 and was subsequently amended as of June 1, 2012; and this Director Plan will be effective May 7, 2014, or such other date on which it is approved by the Company’s shareholders (the “Effective Date”). On and after May 2, 2006, any account balances held by a Participant under the 2005 Director Plan in the form of Deferred Shares shall be treated as Deferred Stock Units, which shall be payable under this Director Plan, but without any change in the time or method of payment provided for in the 2005 Director Plan or any election currently in effect thereunder.

17.	Stock-based Awards in Substitution for Stock Options or Other Awards Granted by Other Company. Notwithstanding anything in this Director Plan to the contrary:

(a)
Awards may be granted under this Director Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Director Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)
In the event that a company acquired by the Company or any subsidiary or with which the Company or any subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under this Director Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not directors of the Company prior to such acquisition or merger.

(c)
Any Common Shares that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 17(a) or 17(b) above will not reduce the Common Shares available for issuance or transfer under this Director Plan or otherwise count against the limits contained in Section 4 of this Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 17(a) or 17(b) above will be added to the aggregate Director Plan limit contained in Section 4 of this Plan.

18.	Governing Law. This Director Plan and all grants and awards and actions thereunder shall be governed and construed in accordance with the internal substantive laws of the State of Ohio.